Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 30, 2009, is between Glenn Valliant (the “Seller”), an individual doing business as Optical Dimensions, and Schmitt Industries, Inc., an Oregon corporation (the “Buyer”).

RECITALS

A. The Seller operates a business primarily engaged in the business of developing, manufacturing, and selling the Lasercheck® line of roughness gauges (the “Business”). The Seller’s principal place of business is 27472 Portola Parkway, Suite 205-208, Foothill Ranch, CA 92610. The Seller owns equipment, inventory, contract rights, leasehold interests, intellectual property, and miscellaneous assets used in connection with the operation of the Business.

B. The Buyer desires to acquire substantially all the assets used or useful, or intended to be used, in the operation of the Business, and the Seller desires to sell these assets to the Buyer.

The parties agree as follows:

SECTION 1. ASSETS PURCHASED; LIABILITIES ASSUMED

1.1 Assets Purchased. The Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller, on the terms and conditions set forth in this Agreement, the following assets (the “Assets”):

(a) All equipment, tools, furniture, and fixtures listed on attached Schedule 1.1(a), together with any replacements or additions to the equipment made before the Closing;

(b) All inventories of supplies, raw materials, parts, and finished goods inventory owned by the Seller, together with any replacements or additions to the inventories made before the Closing, but excluding inventory disposed of in the ordinary course of the Business;

(c) All the Seller’s rights under Contracts listed on Schedule 7.6;

(d) All the Seller’s rights under purchase orders, including those entered into in the ordinary course of business before the Closing;

(e) The Seller’s name and goodwill;

(f) All patents, trademarks, trade names, copyrights, service marks, and domain names of the Seller as listed on Schedule 7.12, all registrations for them, all applications pending for them, and all other proprietary rights and intangible property of the Seller, including trade secrets, inventions, technology, software, operating systems, customer lists, customer relationships, customer agreements, customer understandings, drawings, blueprints, know-how, formulae, slogans, processes, and operating rights and all other similar items and all such items acquired by the Seller or coming into existence on or before the Closing Date;

(g) To the extent transferable, all approvals, authorizations, consents, licenses, permits, franchises, tariffs, orders, and other registrations of any federal, state, or local court or other governmental department, commission, board, bureau, agency, or instrumentality held by the Seller and required or appropriate for the conduct of the Business, including without limitation all such items listed on Schedule 1.1(g) and all such items granted or received on or before the Closing Date;

(h) All accounts receivable and other receivables of the Seller, including without limitation all receivables listed on Schedule 1.1(h) and all receivables arising on or before the Closing Date, other than to the extent that those receivables have been collected by the Seller in the ordinary course of business before the Closing Date;

(i) All choses in action, causes of action, rights of recovery and setoff, warranty rights, and other similar rights of the Seller, including without limitation all such items listed on Schedule 1.1(i) and all such items arising or acquired on or before the Closing Date;

(j) All prepaid and deferred items of the Seller, other than prepaid insurance and taxes, but including without limitation prepaid rent and unbilled charges and deposits relating to the Business and all other such items reflected on the Financial Statements described in Section 7.3;

(k) All correspondence, engineering, and plant records, and other similar documents and records; and

(l) All assignable rights, if any, to all telephone lines and numbers used in the conduct of the Business, including without limitation those listed on Schedule 1.1(l).

1.2 Liabilities Assumed.

1.2.1 The Buyer will accept the assignment and assume responsibility for all unfilled orders from customers of the Seller assigned to the Buyer pursuant to Section 1.1(d) and will assume responsibility of payment for purchase orders for inventory items that have been placed by the Seller before the Closing but that will not be delivered until after the Closing. The Buyer will assume and perform the Seller’s obligations under the Contracts listed on Schedule 8.6 arising on or after the Closing Date.

1.2.2 Except for the liabilities and obligations to be assumed by the Buyer under Section 1.2, and as listed on Schedule 1.2, the Buyer will not assume and will not be liable for any liabilities of the Seller, known or unknown, contingent or absolute, accrued or other, and the Assets will be free of all liabilities, obligations, liens, and encumbrances. Without limiting the generality of the foregoing and except as otherwise provided above, the Buyer will not be responsible for any of the following:

(a) Liabilities, obligations, or debts of the Seller, whether fixed, contingent, or mixed and whether based on events occurring before or after the Closing, including without limitation those based on tort, contract, statutory, or other claims or involving fines or penalties payable to any governmental authority;

(b) Liabilities, obligations, or debts of the Seller for any federal, state, or local tax, including without limitation federal income taxes, state income and excise taxes, state and local real and personal property taxes, and federal, state, and local withholding and payroll taxes;

(c) Liabilities or obligations of the Seller to employees for salaries, bonuses, or health and welfare benefits or with respect to any profit-sharing, stock bonus, pension, retirement, stock purchase, option, bonus, or deferred compensation plan or for any other benefits or compensation (including without limitation accrued vacation);

(d) Liabilities or obligations of the Seller for employee severance payments or arrangements resulting from termination of the Seller’s employees;

(e) Liabilities or obligations of the Seller incurred in connection with distributions to shareholders or any corporate dissolution; and

(g) Liabilities or obligations of the Seller under any environmental law.

SECTION 2. ALLOCATION OF PURCHASE PRICE

The Purchase Price will be allocated among the Assets in accordance with Schedule 2, and the Buyer and the Seller will be bound by that allocation in reporting the transactions contemplated by this Agreement to any governmental authority (including without limitation the Internal Revenue Service).

SECTION 3. PURCHASE PRICE

The purchase price for the Assets (the “Purchase Price”) will consist of:

(a) $100,000 in cash;

(b) The issuance of the number of restricted shares of Schmitt common stock (the “Shares”) equal to $100,000 in value, based on the average closing price, as determined by the Nasdaq National Market, over the five-day period immediately preceding the Closing;

(c) The assumption by the Buyer of Seller’s accounts payable liabilities, up to $10,000; and

(d) A royalty of 5% of the invoiced sales price (net of any sales commissions) of any product incorporating Seller’s intellectual property.

SECTION 4. PAYMENT OF PURCHASE PRICE

The price for the Assets will be paid as follows:

4.1 At the Closing, the Buyer will pay, by cashier’s check, certified check, or wire transfer to the account specified by the Seller two business days before the Closing, the sum of $100,000.

4.2 At the Closing, the Buyer will issue the Shares.

4.3 At the Closing, the Seller and the Buyer will enter into a royalty agreement (the “Royalty Agreement”), substantially in the form attached as Exhibit A.

SECTION 5. ADJUSTMENTS

The operation of the Business and related income and expenses up to the close of business on the day before the Closing will be for the account of the Seller and thereafter for the account of the Buyer. Expenses, including but not limited to utilities, personal property taxes, rents, real property taxes, wages, vacation pay, payroll taxes, and fringe benefits of employees of the Seller, will be prorated between the Seller and the Buyer as of the close of business on the Closing, the proration to be made and paid, insofar as reasonably possible, on the Closing, with settlement of any remaining items to be made within 30 days after the Closing.

SECTION 6. OTHER AGREEMENTS

At the Closing, the parties will execute the following additional agreements (the “Related Agreements”):

(a) The Royalty Agreement between the Buyer and the Seller, substantially in the form attached as Exhibit A;

(b) The Assignment and Assumption Agreement, substantially in the form attached as Exhibit B;

(c) The Bill of Sale, substantially in the form attached as Exhibit C;

(d) The Change of Control Agreement between the Buyer and the Seller, substantially in the form of Exhibit D.

(e) The Stock Subscription Agreement, substantially in the form attached as Exhibit E.

SECTION 7. SELLER’S REPRESENTATIONS AND WARRANTIES

As used in this Agreement, “Material Adverse Effect” means a material adverse effect on the business, results of operations, financial position, assets, or prospects of the Seller; and “Material Adverse Change” means any change that has resulted, will result, or is likely to result, in a Material Adverse Effect.

Subject to, and except as disclosed by the Seller in the Schedule of Exceptions in a numbered paragraph that corresponds to the section for which disclosure is made, the Seller and represents and warrants to the Buyer as follows:

7.1 Corporate Existence. The Seller is qualified to do business in every jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect on the Seller. The Seller has all material licenses, permits, and authorizations necessary to own and operate the Assets and to carry on the Business as now conducted.

7.2 Authorization. This Agreement and the Related Agreements, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of the Seller enforceable against the Seller, in accordance with their respective terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on the right of specific performance. The execution and delivery by the Seller of this Agreement and the Related Agreements to which the Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller, do not and will not (a) conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, (b) result in the creation of any lien, security interest, charge, or encumbrance on the Assets, (c) result in a violation of any law, statute, rule, or regulation to which the Seller is subject, or any order, judgment, or decree to which the Seller is subject, or (d) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body.

7.3 Financial Statements. The balance sheets of the Seller at December 31, 2008 and August 31, 2009, as attached to this Agreement as Schedule 7.3 (the “Balance Sheets”), fairly present the financial position of the Seller at such dates, and the income statements of the Seller for the years ended December 31, 2007 and December 31, 2008, and for the eight months ended August 31, 2009, as attached to this Agreement as Schedule 7.3 (the “Income Statements”), fairly present the results of operations of the Seller for such periods, and have been prepared in accordance with generally accepted accounting principles (GAAP), consistently applied, and in a manner substantially consistent with prior financial statements of the Seller. The Balance Sheets and the Income Statements are referred to collectively in this Agreement as the “Financial Statements.”

7.4 Brokers and Finders. The Seller has not employed any broker or finder in connection with the transactions contemplated by this Agreement, or taken action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee, or other like payment.

7.5 Transfer Not Subject to Encumbrances or Third-Party Approval. The execution and delivery of this Agreement and the Related Agreements by the Seller, and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency.

7.6 Contracts. Schedule 7.6 contains a complete and accurate list of each contract, agreement, instrument, lease, and commitment (including license agreements) to which the Seller is a party that provides for payments in excess of $5,000 per year or whose term is in excess of one year and is not cancelable on 30 or fewer days’ notice without any liability, penalty, or premium, other than a nominal cancellation fee or charge (the “Contracts”). The Seller has delivered a copy of each Contract to the Buyer. Except as otherwise set forth on Schedule 7.6:

(a) The Seller is not in default under any Contract, nor, to the Seller’s best knowledge, does there exist any event that, with notice or the passage of time or both, would constitute a default or event of default by the Seller under any Contract.

(b) No power of attorney or similar authorization given by the Seller is currently in effect or outstanding. No Contract limits the freedom of the Seller to compete in any line of business or with any person.

(c) Each of the Contracts is valid, binding, and enforceable by the Seller in accordance with its terms and is in full force and effect. There is no pending or threatened proceeding that would interfere with the quiet enjoyment of any leasehold of which the Seller is the lessee or sublessee. All other parties to the Contracts have consented or, before the Closing, will have consented (when such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of the Seller’s rights or obligations under any Contract.

(d) The Seller is not aware of any default by any other party to any Contract or of any event that (whether with or without notice, lapse of time, or both) would constitute a default by any other party with respect to obligations of that party under any Contract, and, to the knowledge of the Seller, there are no facts that exist indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties.

(e) To the Seller’s best knowledge, no Contract will result in any loss to the Seller on the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental, or consequential).

7.7 Compliance with Codes and Regulations. The Seller has no knowledge, after reasonable investigation, that leasehold improvements violate any provisions of any applicable building codes, fire regulations, building restrictions, or other ordinances, orders, or regulations.

7.8 Litigation. There are no actions, suits, proceedings, orders, investigations, or claims pending or, to the best of the Seller’s knowledge, threatened against the Seller or its property, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; the Seller is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the Seller’s knowledge, any governmental investigations or inquiries; and, to the best knowledge of the Seller, there is no basis for any of the foregoing.

7.9 Compliance with Laws. To the best of the Seller’s knowledge, (a) the Seller has at all relevant times conducted the Business in compliance with all applicable laws and regulations, and (b) the Seller is not in violation of any applicable laws or regulations, other than violations that singly or in the aggregate do not and, with the passage of time, will not have a Material Adverse Effect. The Seller is not subject to any outstanding order, writ, injunction, or decree, and the Seller has not been charged with, or threatened with a charge of, a violation of any provision of federal, state, or local law or regulation.

7.10 Employment Matters.

7.10.1 Labor Matters.

(a) The Seller is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours, or terms of employment of its employees.

(b) There is no (i) unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any other governmental authority, (ii) labor strike, slowdown, or work stoppage actually occurring or, to the best knowledge of the Seller, threatened against the Seller, (iii) representation petition regarding the Seller’s employees pending before the National Labor Relations Board, or (iv) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to the Seller.

(c) The Seller has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

7.10.2 Employment Claims. There are no pending claims and, to the Seller’s knowledge, no threatened claims by or on behalf of any of its employees under any federal, state, or local labor or employment laws or regulations.

7.10.3 Employee Benefits. Schedule 7.10(3) lists all pension, retirement, profit-sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization, and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies, or others relating to any such employee benefit plans or arrangements) established or maintained by the Seller (the “Plans”), and complete and accurate copies of all of the Plans have been provided to the Buyer. None of the Plans is a defined benefit pension plan under Title IV of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

7.10.4 Employment Agreements. Each of Seller’s employees is an “at-will” employee, and there are no written employment, commission, or compensation agreements of any kind between the Seller and any of its employees. Schedule 7.10(4) lists all the Seller’s employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and true and complete copies of those manuals, policies, and written information have been provided to the Buyer. The Seller does not have any agreements or understandings with its employees except as reflected in the items listed on Schedules 7.10(3) and 7.10(4).

7.10.5 Compensation. Schedule 7.10(5) contains a complete and accurate list of all officers, employees, and consultants of the Seller, specifying their names and job designations, the total amount paid or payable as compensation to each of them, and the basis of such compensation, whether fixed or commission or a combination thereof, and accrued benefits for them as of the date of this Agreement.

7.11 Tangible Assets.

7.11.1 Real Property. The Seller neither owns nor leases any real property used in the Business.

7.11.2 Personal Property. Schedule 7.11(2) contains a complete and accurate list of all the tangible personal property owned by the Seller and used in the Business (the “Tangible Personal Property”). The Assets include all the assets and rights owned or used by the Seller in the Business.

7.12 Intellectual Property. Schedule 7.12 contains a complete and accurate list of the Seller’s patents, trademarks, trade names, copyrights, technology, domain names, know-how, processes, related applications, and other intellectual property used in the Business (the “Intellectual Property”). The Seller owns all its Intellectual Property free and clear of all liens, claims, and encumbrances. To the Seller’s knowledge, the Seller’s use of its Intellectual Property does not create any conflict with or infringe on any rights of any other person and no claims of conflict or infringement have been asserted against the Seller. Schedule 7.12 also describes all agreements, licenses, permits, and other instruments under which the Seller has acquired or been granted or sold or granted a right to use any Intellectual Property, together with a brief description of such Intellectual Property.

7.13 Title to and Condition of Assets.

7.13.1 The Seller owns (and at the Closing the Buyer will acquire) all the Assets free and clear of all mortgages, pledges, security interests, options, claims, charges, or other encumbrances or restrictions of any kind, except for (a) liens disclosed on the Balance Sheet, and (b) liens for taxes not yet due or being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet.

7.13.2 The Seller has (and at the Closing the Buyer will acquire) good and marketable title to the Assets.

7.13.3 All Tangible Personal Property has been maintained and operated in accordance with manufacturers’ specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of the Business.

7.13.4 There are no defects or liabilities affecting any of the Tangible Personal Property that might detract from the value of the property or assets, interfere with any present or intended use of any of the property or assets, or affect the marketability of the property or assets, in each case, other than those that will not have a Material Adverse Effect.

7.13.5 The plants, buildings, and structures included in the Real Property currently have access to (a) public roads or valid easements over private streets or private property for ingress to and egress from the Real Property, and (b) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage, and other public utilities, in each case as is necessary for the conduct of the Business.

7.14 Undisclosed Liabilities. The Seller does not have any liability or obligation (whether absolute, accrued, contingent, or other, and whether due or to become due) that is not accrued, reserved against, or disclosed on the Balance Sheet, other than liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet or that individually or in the aggregate will not have a Material Adverse Effect.

7.15 Absence of Certain Changes or Events. Since August 31, 2009, there has not been:

(a) Any Material Adverse Change or any event, occurrence, development, or state of circumstances or facts that could reasonably be expected to result in a Material Adverse Change;

(b) Any damage, destruction, or casualty loss, whether insured against or not, to any of the Assets;

(c) Any entry into any agreement, commitment, or transaction (including, without limitation, any borrowing, capital expenditure, or capital financing or any amendment, modification, or termination of any existing agreement, commitment, or transaction) by the Seller, except agreements, commitments, or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

(d) Any conduct of business that is outside the ordinary course of business or not substantially in the manner that the Seller previously conducted the Business;

(e) Any purchase or other acquisition of property or any sale, lease, or other disposition of property, or any expenditure, except in the ordinary course of business;

(f) Any incurrence of any noncontract liability known to the Seller that, either singly or in the aggregate, is material to the Business, results of operations, financial condition, or prospects of the Seller;

(g) Any encumbrance or consent to encumbrance of any property or assets except in the ordinary course of business; or

(h) Any change in the assets, liabilities, licenses, permits, or franchises of the Seller, or in any agreement to which the Seller is a party or is bound, which has had or reasonably could be expected to have a Material Adverse Effect.

7.16 Receivables. Each of the Seller’s receivables (including accounts receivable, loans receivable, and advances) that is reflected on the Balance Sheet, and each of the receivables that has arisen since that date, has arisen only from bona fide transactions in the ordinary course of business and will be fully collected when due, without resort to litigation and without offset or counterclaim.

7.17 Product Warranties.

7.17.1 Schedule 7.17(1) contains the Seller’s standard form of product warranty. The Seller has not undertaken any performance obligations or made any warranties or guarantees with respect to its products other than those disclosed on Schedule 7.17(1), and the aggregate cost to the Seller to comply with its product warranties is not expected to exceed $2,000 in the 12 months following the Closing.

7.17.2 Each of the products produced or sold by the Seller is, and at all times has been, (a) in compliance in all material respects with all applicable federal, state, and local laws and regulations and (b) in conformance with the Buyer’s specifications and with any promises or affirmations of fact made in the warranty or on the container or label for such product or in connection with its sale, whether through advertising or otherwise.

7.18 Inventories. The Seller’s inventories, whether finished goods, work in process, or raw materials, shown on the Balance Sheet or thereafter acquired are all items of a quality usable or saleable in the ordinary and usual course of the Business, except for inventory items that are obsolete or not usable or saleable in the ordinary course of business and that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided. The values at which inventories are carried reflect an inventory valuation policy consistent with the Seller’s past practice and in accordance with generally accepted accounting principles consistently applied.

7.19 Accuracy of Representations and Warranties. None of the representations or warranties of the Seller contains or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading.

SECTION 8. REPRESENTATIONS OF BUYER

The Buyer represents and warrants to the Seller as follows:

8.1 Corporate Existence. The Buyer is a corporation duly organized and legally existing under the laws of the state of Oregon. The Buyer has all requisite corporate or individual power and authority to enter into this Agreement and the Related Agreements and to perform its obligations under them.

8.2 Authorization. The execution, delivery, and performance of this Agreement and the related agreements have been duly authorized and approved by the board of directors. This Agreement and the Related Agreements constitute valid and binding agreements of the Buyer, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws affecting the enforcement of creditors’ rights or by the application of general principles of equity.

8.3 Brokers and Finders. The Buyer has not employed any broker or finder in connection with the transactions contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee, or other like payment.

8.4 No Conflict with Other Instruments or Agreements. The execution, delivery, and performance by the Buyer of this Agreement and the Related Agreements will not result in a breach or violation of, or constitute a default under, the Buyer’s Articles of Incorporation or Bylaws or any material agreement to which the Buyer is a party or by which the Buyer is bound.

8.5 Governmental Authorities. The Buyer is not required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the execution and delivery by the Buyer of this Agreement and the Related Agreements and the consummation of the purchase and no consent, approval, or authorization of any governmental or regulatory authority is required to be obtained by the Buyer in connection with the Buyer’s execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the purchase of the Assets.

8.6 Accuracy of Representations and Warranties. None of the representations or warranties of the Buyer contains or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading.

SECTION 9. COVENANTS OF SELLER

9.1 Seller’s Operation of Business Before Closing. The Seller agrees that between the date of this Agreement and the Closing, the Seller will:

(a) Continue to operate the Business that is the subject of this in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders, and will use its best efforts to preserve its business organization and to preserve the continued operation of its business with its customers, suppliers, and others having business relations with the Seller;

(b) Not assign, sell, lease, or otherwise transfer or dispose of any of the Assets used in the performance of the Business, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation;

(c) Maintain all the Assets in their present condition, reasonable wear and tear and ordinary usage excepted, and maintain the inventory at levels normally maintained; and

(d) Notify the Buyer promptly in the event of any material change in the Assets or the Business before the Closing.

9.2 Access to Assets and Information. At reasonable times before the Closing, the Seller will provide the Buyer and its representatives with reasonable access during business hours to the assets, titles, contracts, and records of the Seller and furnish such additional information concerning the Business as the Buyer from time to time may reasonably request.

9.3 Employee Matters.

9.3.1 Before the Closing, the Seller will deliver to the Buyer a list of the names of all persons on the Seller’s payroll, together with a statement of amounts paid to each during the Seller’s most recent fiscal year and amounts paid for services from the beginning of the current fiscal year to the Closing. Before the Closing, the Seller will also provide the Buyer with a schedule of all employee bonus arrangements and a schedule of other material compensation or personnel benefits or policies in effect.

9.3.2 Before the Closing, the Seller will not, without the Buyer’s prior written consent, enter into any material agreement with its employees, increase the rate of compensation or bonus payable to or to become payable to any employee, or effect any changes in the management, personnel policies, or employee benefits, except in accordance with existing employment practices.

9.4 Change of Name. At the Closing, the Seller will take all action necessary or appropriate to permit the Buyer to legally commence using the name Optical Dimension as of the day after the Closing.

9.5 Conditions and Best Efforts. The Seller will use its best efforts to effectuate the transactions contemplated by this Agreement and the Related Agreements and to fulfill all the conditions of their obligations under this Agreement and the Related Agreements, and will do all acts and things as may be required to carry out its obligations under this Agreement and the Related Agreements.

9.6 No Negotiations with Others. Except as otherwise permitted by this Agreement, or with the Buyer’s prior written consent, the Seller will refrain, and will cause the Seller’s officers, directors, and employees and any investment banker, lawyer, accountant, or other agent retained by the Seller to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to, or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Seller. The Seller will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing.

9.7 Press Releases. No press releases, other public announcements, or notices to customers concerning the transactions contemplated by this Agreement will be made by the Seller without the Buyer’s prior written consent, which consent will not be unreasonably withheld; however, nothing in this section will prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which must in any such case be given to the other party).

SECTION 10. COVENANTS OF BUYER

10.1 Conditions and Best Efforts. The Buyer will use its best efforts to effectuate the transactions contemplated by this Agreement and the Related Agreements and to fulfill all the conditions of the Buyer’s obligations under this Agreement and the Related Agreements, and will do all acts and things as may be required to carry out the Buyer’s obligations and to consummate this Agreement and the Related Agreements.

10.2 Confidential Information. If for any reason the sale of Assets contemplated by this Agreement is not consummated, the Buyer will promptly return to the Seller and will not disclose to third parties any confidential information received from the Seller in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

10.3 Press Releases. No press releases, other public announcements, or notices to customers concerning the transactions contemplated by this Agreement will be made by the Buyer without the prior written consent of the Seller, which consent will not be unreasonably withheld; however, nothing in this section will prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which must in any such case be given to the other party or parties).

SECTION 11. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligation of the Buyer to purchase the Assets is subject to the fulfillment, before or at the Closing, of each of the following conditions, any one or portion of which may be waived in writing by the Buyer:

11.1 Representations, Warranties, and Covenants of Seller. All representations and warranties made in this Agreement by the Seller will be true in all material respects as of the Closing, and the Seller will not have violated or will not have failed to perform in accordance with any covenant contained in this Agreement or the Related Agreements.

11.2 Licenses and Permits. The Buyer will have obtained all licenses and permits from public authorities necessary to authorize the ownership and operation of a business using the Assets.

11.3 Consents. The Seller will have obtained the third-party consents required under the terms of the Contracts to be assigned by it under this Agreement, and such consents will not have required any change to the terms and conditions of the Contracts other than changes consented to in writing by the Buyer.

11.4 No Suits or Actions. No action, suit, or proceeding before any court or any governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of the Closing, against the Seller or the Buyer or any of their affiliates, associates, officers, or directors, seeking to restrain or prevent or questioning the validity of the transactions contemplated by this Agreement or the Related Agreements.

11.5 Material Adverse Change. From the date of this Agreement to the Closing, the Seller will not have suffered any Material Adverse Change (whether or not such change is referred to or described in any supplement to any Schedule to this Agreement) in the Business prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent, or otherwise), or operations.

SECTION 12. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of the Seller to consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the fulfillment, before or at the Closing, of each of the following conditions, any one or a portion of which may be waived in writing by the Seller:

12.1 Representation, Warranties, and Covenants of Buyer. All representations and warranties made in this Agreement by the Buyer will be true in all material respects as of the Closing, and the Buyer will have neither violated nor failed to perform in accordance with any covenant contained in this Agreement or the Related Agreements.

12.2 No Proceeding or Litigation. No action, suit, or proceeding before any court or any governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of the Closing, against the Seller or the Buyer or any of their affiliates, associates, officers, or directors, seeking to restrain or prevent questioning the validity of the transactions contemplated by this Agreement or the Related Agreements.

SECTION 13. RISK OF LOSS

The risk of loss, damage, or destruction to any of the Assets will be the Seller’s responsibility before the Closing. In the event of such loss, damage, or destruction, the Seller, to the extent reasonable, will replace the lost property or will repair or cause to repair the damaged property to its condition before the damage. If replacement, repairs, or restorations are not completed before the Closing, then the purchase price will be adjusted by an amount agreed on by the Buyer and the Seller that will be required to complete the replacement, repair, or restoration after the Closing. If the Buyer and the Seller are unable to agree, then the Buyer, at its sole option and notwithstanding any other provision of this Agreement, and on notice to the Seller, may rescind this Agreement and declare it to be of no further force and effect, in which event there will be no closing of this Agreement and all the terms and provisions of this Agreement will be deemed null and void. If, before the Closing, any Real Property that is the subject of a lease is damaged or destroyed, then the Buyer may rescind this Agreement in the manner provided above unless arrangements for repair satisfactory to all parties involved are made before the Closing.

SECTION 14. INDEMNIFICATION AND SURVIVAL

14.1 Survival of Representations and Warranties. All representations and warranties made in this Agreement will survive the Closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement will be deemed to have waived any misrepresentation or breach of the representation or warranty if the party had knowledge of such breach before the Closing. The representations and warranties in this Agreement will terminate one year after the Closing Date, and such representations or warranties will thereafter be without force or effect, except for any claim with respect to which notice has been given to the potentially indemnifying party before such expiration date.

14.2 Seller’s Indemnification.

14.2.1 The Seller hereby agrees to indemnify, defend, and hold the Buyer, its successors, and assigns harmless from and against any and all claims, liabilities, obligations, costs, and expenses, including reasonable attorney fees, (collectively, “Damages”) arising out of or related to:

(a) Any breach or inaccuracy of any representation or warranty of the Seller made in this Agreement or any Related Agreement;

(b) Any failure by the Seller to perform any covenant required to be performed by it pursuant to this Agreement or any Related Agreement; and

(c) Any liability or obligation of the Seller or arising out of or in connection with the ownership, use, condition, maintenance, or operation of the Business or the Assets by the Seller on or before the Closing, in either case not expressly assumed by the Buyer in accordance with the terms of this Agreement.

14.2.2 If any claim is asserted against the Buyer that would give rise to a claim by the Buyer against the Seller for indemnification under Section 14.2, then the Buyer will promptly give written notice to the Seller concerning such claim and the Seller will, at no expense to the Buyer, defend the claim.

14.3 Buyer’s Indemnification. The Buyer agrees to defend, indemnify, and hold harmless the Seller from and against all Damages arising out of or related to:

(a) Any breach or inaccuracy of any representation or warranty of the Buyer made in this Agreement or any Related Agreement;

(b) Any failure by the Buyer to perform any covenant required to be performed by it pursuant to this Agreement or any Related Agreement; and

(c) Any liability or obligation of the Seller to any third party expressly assumed by the Buyer in accordance with the terms of this Agreement.

14.4 Indemnification Procedure.

14.4.1 Third-Party Claims.

(a) Each indemnified party will, with reasonable promptness after obtaining knowledge thereof, provide the indemnifying party with written notice of all third-party actions, suits, proceedings, claims, demands, or assessments that may be subject to the indemnification provisions of this Section 14.4 (collectively, “Third-Party Claims”), including, in reasonable detail, the basis for the claim, the nature of Damages, and a good-faith estimate of the amount of Damages.

(b) The indemnifying party will have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to Section 14.4 and, if so, whether the indemnifying party elects to undertake, conduct, and control, through counsel of its choosing and at its sole risk and expense, the good-faith settlement or defense of the Third-Party Claim.

(c) If within 15 days after its receipt of the claim notice, the indemnifying party notifies the indemnified party that it elects to undertake the good-faith settlement or defense of the Third-Party Claim, the indemnified party will reasonably cooperate with the indemnifying party in connection therewith, including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third-Party Claim. The indemnified party will be entitled to participate in the settlement or defense of the Third-Party Claim through counsel chosen by the indemnified party, at its expense. If the proposed settlement would impose an obligation or duty on the indemnified party, the indemnified party will have the right to approve the settlement and, in that case, the settlement may not be undertaken without such approval. As long as the indemnifying party is contesting the Third-Party Claim in good faith and with reasonable diligence, the indemnified party will not pay or settle the Third-Party Claim. Notwithstanding the foregoing, the indemnified party will have the right to pay or settle any Third-Party Claim at any time, but in such event it waives any right to indemnification therefor by the indemnifying party.

(d) If the indemnifying party does not provide notice that it elects to undertake the good-faith settlement or defense of the Third-Party Claim, or if the indemnifying party fails to contest the Third-Party Claim or fails to undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party will thereafter have the right to contest, settle, or compromise the Third-Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense, or argument that the indemnified party’s defense or settlement of such Third-Party Claim is in any respect inadequate or unreasonable.

(e) A party’s failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

14.4.2 Claims Other than Third-Party Claims.

(a) Each indemnified party will, with reasonable promptness, deliver to the indemnifying party written notice of all claims for indemnification under Section 14.4, other than Third-Party Claims, including, in reasonable detail, the basis for the claim, the nature of the Damages, and a good-faith estimate of the amount of the Damages.

(b) The indemnifying party will have 30 days after its receipt of the claim notice to notify the indemnified party in writing regarding whether the indemnifying party accepts or disputes liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party will be deemed to accept liability for all the Damages described in the claim notice.

(c) A party’s failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

14.5 Setoff. In the event of any Damages for which the Buyer’s Indemnified Person has a right to indemnity under this Agreement, the Buyer will be entitled to offset the amount of such Damages against any unpaid amount of the Purchase Price remaining payable including under the Royalty Agreement. On giving notice of a claim for indemnity pursuant to Section 14.4, the Buyer will have the right to withhold payment of that portion of the Purchase Price that equals the amount of the estimated Damages, and such withholding will not constitute a default under this Agreement or any Related Agreement. The right to indemnification for the Buyer’s Indemnified Persons will not be limited to the amount of setoff under this section.

14.6 Rights Not Exclusive. An indemnified party’s rights to indemnification under Section 14 are in addition to, and not in lieu of, any other rights to which the indemnified party may be entitled at law or in equity.

SECTION 15. CLOSING

15.1 Time and Place. This Agreement will be closed at the offices of Holland & Knight LLP, at 2300 U.S. Bancorp Tower, 111 SW Fifth Avenue, Portland, Oregon 97204, on September 30, 2009, or at such other time as the parties may agree in writing (the “Closing”).

15.2 Obligations of Seller at Closing. At the Closing, the Seller will deliver to the Buyer the following:

(a) Bills of sale, assignments, properly endorsed certificates of title, and other instruments of transfer, in form and substance reasonably satisfactory to counsel for the Buyer, necessary to transfer and convey all of the Assets to the Buyer, including but not limited to the Bill of Sale described in Section 6(d) and the Assignment and Assumption Agreement described in Section 6(b);

(b) The Royalty Agreement described in Section 6(a);

(c) The Change in Control Agreement described in Section 6(d);

(d) The Subscription Agreement described in Section 6(e);

(e) A cashier’s check, certified check, or wire transfer of immediately available funds for prorated items owing to the Buyer under Section 5; and

(f) Such other certificates and documents as may be called for by the provisions of this Agreement.

15.3 Buyer’s Obligations at Closing. At the Closing, the Buyer will deliver to the Seller the following:

(a) A cashier’s check, certified check, or wire transfer for $100,000 as described in Section 3(a);

(b) The Royalty Agreement described in Section 6(a);

(c) The Shares described in Section 3(b);

(d) The Change in Control Agreement described in Section 6(d);

(e) The Stock Subscription Agreement described in Section 6(e); and

(f) Such other certificates and documents as may be called for by the provisions of this Agreement.

SECTION 16. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

Possession and custody of the books and records, except for the Seller’s general ledger, may be retained by the Buyer at the place of business that the Buyer is acquiring from the Seller under this Agreement for a period of two years. During this period, the Seller or its agents will have access to such books and records and may make copies of them. The Buyer will exercise reasonable care in the safekeeping of such records and will retain all such records for a period of at least five years. The Seller will retain its general ledger but will make it available for inspection by the Buyer from time to time on reasonable request.

SECTION 17. DEFAULT

17.1 Remedies. If the Buyer fails to perform any of the terms, covenants, conditions, or obligations of this Agreement or the Royalty Agreement, time of payment and performance being of the essence, then the Seller, subject to the requirements of the notice provided in Section 17.2, may have any or all of the following remedies:

(a) The right to exercise each and all of the remedies granted to the Seller by the Oregon Uniform Commercial Code; and

(b) The right to exercise any other remedy available to the Seller.

17.2 Notice of Default. The Buyer will not be deemed in default for failure to perform the terms, covenants, and conditions of this Agreement, other than failure to make payments on the Royalty Agreement, until notice of the default has been given to the Buyer and the Buyer has failed to remedy the default within 30 days after the notice.

17.3 Cross-Default Provision. A default in this Agreement, including a default in payment of the Royalty Agreement, will constitute a default in the Related Agreements described in Section 6, and a default in any one or more of the Related Agreements described in Section 6 will constitute a default in this Agreement.

SECTION 18. TERMINATION OF AGREEMENT

18.1 Right of Parties to Terminate.

18.1.1 This Agreement may be terminated by the Buyer if:

(a) Any of the licenses, permits, or consents described in Sections 11.2 and 11.3 have been denied, not permitted to go into effect, or obtained on terms not reasonably satisfactory to the Buyer and all reasonable final appeals have been exhausted; or

(b) The Seller breaches any of its obligations under this Agreement in any material respect.

18.1.2 This Agreement may be terminated by the Seller if:

(a) Any of the consents described in Section 11.3 have not been obtained on terms satisfactory to the Seller; or

(b) The Buyer breaches any of its obligations under this Agreement in any material respect.

18.1.3 This Agreement may be terminated by either the Seller or the Buyer, by written notice to the other party, if the Closing fails to occur on or before November 30, 2009; however, the right to terminate this Agreement under this Section 18.1.3 will not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

18.2 Effect of Termination. If either the Buyer or the Seller decides to terminate this Agreement pursuant to Section 18.1, such party will promptly give written notice to the other party to this Agreement of such decision. In the event of a termination of this Agreement, the parties to this Agreement will be released from all liabilities and obligations arising under this Agreement (other than those described in Section 10.2) with respect to the matters contemplated by this Agreement, other than for damages arising from a breach of this Agreement.

SECTION 19. MISCELLANEOUS PROVISIONS

19.1 Binding Effect. This Agreement will be binding on and inure to the benefit of the parties and their respective heirs, personal representatives, successors, and permitted assigns.

19.2 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned by any party without the prior written consent of the other parties, which consent will not be unreasonably withheld.

19.3 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or will be construed to confer on any person, other than the parties to this Agreement, any right, remedy, or claim under or with respect to this Agreement.

19.4 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been given if delivered personally, sent by facsimile (with confirmation), mailed by certified mail, or delivered by an overnight delivery service (with confirmation) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number as a party may designate by like notice to the other parties):

To:	Schmitt Industries, Inc.
2765 N.W. Nicolai Street
Portland, OR 97210
Attention: James Fitzhenry
Facsimile No.: (503) 223-1258

With a copy to:

Holland & Knight LLP
2300 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, OR 97204
Attention: Mark von Bergen
Facsimile No.: (503) 241-8014

To:	Optical Dimensions
27472 Portola Parkway, Suite 205-208
Foothill Ranch, CA 92610
Attention: Glenn Valliant

With a copy to:

Axilon Law Group, PLLC
Electric Building, Suite 310
115 North Broadway
Billings, MT 59101
Attention: Tom Singer
Facsimile No.: (406) 294-9468

Any notice or other communication will be deemed to be given (a) on the date of personal delivery, (b) at the expiration of the third day after the date of deposit in the United States mail, or (c) on the date of confirmed delivery by facsimile or overnight delivery service.

19.5 Amendments. This Agreement may be amended only by an instrument in writing executed by both parties.

19.6 Construction. The captions used in this Agreement are provided for convenience only and will not affect the meaning or interpretation of any provision of this Agreement. All references in this Agreement to “Section” or “Sections” without additional identification refer to the Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Whenever the words include or including are used in this Agreement, they will be deemed to be followed by the words without limitation.

19.7 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement.

19.8 Facsimile Signatures. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, will be the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmitted signatures by signing an original document.

19.9 Further Assurances. Each party agrees (a) to execute and deliver such other documents and (b) to do and perform such other acts and things, as any other party may reasonably request, to carry out the intent and accomplish the purposes of this Agreement.

19.10 Time of Essence. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement.

19.11 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear the party’s own expenses in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement.

19.12 Waiver. Any provision or condition of this Agreement may be waived at any time, in writing, by the party entitled to the benefit of such provision or condition. Waiver of any breach of any provision will not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

19.13 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Oregon, without regard to conflict-of-laws principles.

19.14 Attorney Fees. With respect to any dispute relating to this Agreement, or in the event that a suit, action, arbitration, or other proceeding of any nature whatsoever is instituted to interpret or enforce the provisions of this Agreement, including, without limitation, any proceeding under the U.S. Bankruptcy Code and involving issues peculiar to federal bankruptcy law or any action, suit, arbitration, or proceeding seeking a declaration of rights or rescission, the prevailing party shall be entitled to recover from the losing party its reasonable attorney fees, paralegal fees, expert fees, and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the judge or arbitrator at trial, arbitration, or other proceeding, or on any appeal or review, in addition to all other amounts provided by law.

19.15 Injunctive and Other Equitable Relief. The parties agree that the remedy at law for any breach or threatened breach by a party may, by its nature, be inadequate, and that the other parties will be entitled, in addition to damages, to a restraining order, temporary and permanent injunctive relief, specific performance, and other appropriate equitable relief, without showing or proving that any monetary damage has been sustained.

19.16 Venue. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be brought against any of the parties in Multnomah County Circuit Court of the State of Oregon or, subject to applicable jurisdictional requirements, in the United States District Court for the District of Oregon, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to such venue.

19.17 Exhibits. The exhibits and schedules referenced in this Agreement are part of this Agreement as if fully set forth in this Agreement.

19.18 Severability. If any provision of this Agreement is invalid or unenforceable in any respect for any reason, the validity and enforceability of such provision in any other respect and of the remaining provisions of this Agreement will not be in any way impaired.

19.19 Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

The parties enter into this Agreement as of the date first written above.

Glenn Valliant

SCHMITT INDUSTRIES, INC.

By:
James Fitzhenry, President

EXHIBITS

Exhibit A

ROYALTY AGREEMENT

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit C

BILL OF SALE

Exhibit D

CHANGE IN CONTROL AGREEMENT

Exhibit E

STOCK SUBSCRIPTION AGREEMENT

SCHEDULES

1.1(a)	Equipment, Tools, Furniture, and Fixtures

1.1(g)	Approvals and Consents

1.1(h)	Accounts Receivable

1.1(i)	Causes of Action

1.1(l)	Telephone Lines and Numbers

1.2	Accounts Payable

2.0	Allocation of Purchase Price

7.3	Financial Statements

7.6	Contracts

7.10(3)	Employee Benefits

7.10(4)	Employment Agreements

7.10(5)	Compensation

7.11(2)	Personal Property

7.12	Intellectual Property

7.17(1)	Product Warranties

1

EXHIBIT A

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (this “Agreement”), dated as of September 30, 2009, is between Glenn Valliant (the “Seller”) and Schmitt Industries, Inc. (the “Buyer”), an Oregon corporation.

RECITALS

A. Pursuant to an Asset Purchase Agreement dated September 23, 2009 (the “Asset Purchase Agreement”), the Seller sold all of the assets used in the operation of its Optical Dimensions business (the “Business”).

B. Pursuant to the Asset Purchase Agreement, part of the consideration for the assets being sold thereunder is the payment of royalties on the sales of products incorporating the Seller’s intellectual property.

AGREEMENT

The parties agree as follows:

SECTION 1. DEFINITIONS

1.1 Inventions. “Inventions” means any devices, systems, or processes that may incorporate the Patents.

1.2 Patents. “Patents” means the patents and patent applications described in Schedule A to this Agreement, and all patents that are continuations, continuations in part, divisions, reissues, renewals, extensions, or additions of those patents and patent applications (or that otherwise claim priority from them) and their corresponding patents.

1.3 Covered Products. “Covered Products” means products or processes whose manufacture, use, or sale are covered by a claim contained in the Covered Patents.

1.4 New Developments. “New Developments” means all improvements, new developments, or modifications to the Technical Materials, Invention, Covered Products, and Patents that the Buyer may develop or acquire during the term of this Agreement, and any extension of it, in connection with making, selling, and using the Covered Products, both inside and outside the Territory.

1.5 Royalty. “Royalty” or “Royalties” means the fees paid by the Buyer to the Seller pursuant to Section 2 of this Agreement.

1.6 Subsidiary. “Subsidiary” means a corporation, company, or other entity, more than 50% of whose outstanding shares or securities are now or hereafter owned or controlled, directly or indirectly, by a party to this Agreement, or a corporation, company, or other entity

Exhibit A – Royalty Agreement – Page 1

that has no outstanding shares or securities, but more than 50% of whose ownership interest representing the right to make the decisions for the entity is now or hereafter owned or controlled, directly or indirectly, by a party to this Agreement. Such corporation, company, or other entity shall be deemed to be a subsidiary only as long as such ownership or control exists.

1.7 Technical Materials. “Technical Materials” means copies of all inventor notebooks (or relevant portions of them), files, data, information, results of testing, drawings, schematics, and all models and prototypes that are owned by the Seller and that are in the Seller’s possession on the date of this Agreement and that relate to the Patents.

SECTION 2. ROYALTY PAYMENTS

As partial consideration for the purchase of the assets pursuant to the Asset Purchase Agreement, for the term of this Agreement, the Buyer agrees to pay the Seller a Royalty of 5% on the invoiced sales price (net of any sales commissions) of each unit sold worldwide by the Buyer and any Subsidiaries thereof that incorporates a Patent, including, but not limited to, the Covered Products, New Developments, and Inventions. Payment shall be made every three months, commencing three months after the execution of this Agreement.

SECTION 3. RECORDS

3.1 The Buyer shall keep records in accordance with generally accepted accounting principles and in sufficient detail to permit the determination of the amounts due to the Seller under Section 2 of this Agreement. Such records shall be kept during the term of this Agreement and for three years thereafter.

3.2 On two business days’ written notice requesting an audit, the Buyer shall permit auditors designated by the Seller, together with any legal and technical support that the Seller deems necessary, to examine, during ordinary business hours, books, records, materials, and manufacturing processes of the Buyer for the purpose of verifying compliance with this Agreement. Each party shall pay its own costs incurred in the course of the audit. No more than four audits may be conducted in any one calendar year.

SECTION 4. TERM

The term of this Agreement shall expire upon the expiration of the Patents, including any Inventions or New Developments, or upon the Seller attaining the age of 65, whichever occurs first.

SECTION 5. NEW DEVELOPMENTS

New Developments shall be owned solely by the Buyer. Furthermore, the Buyer shall have the sole right to file any patent, copyright, or other intellectual property rights applications or registrations resulting from any such New Developments anywhere in the world. The Seller acknowledges and agrees that all such New Developments become the exclusive property of the Buyer, and the Buyer shall have the sole right to determine the treatment of any New Developments, including the rights to keep New Developments as trade secrets, to file and

Exhibit A – Royalty Agreement – Page 2

execute patent applications on New Developments, to use and disclose New Developments without prior patent application, to file registrations for any other intellectual property rights, and to transfer any intellectual property rights to any party the Buyer so chooses, or to follow any other procedure that the Buyer deems appropriate.

SECTION 6. MISCELLANEOUS

6.1 Binding Effect. This Agreement will be binding on and inure to the benefit of the parties and their respective heirs, personal representatives, successors, and permitted assigns.

6.2 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned by any party without the prior written consent of the other parties, which consent will not be unreasonably withheld.

6.3 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or will be construed to confer on any person, other than the parties to this Agreement, any right, remedy, or claim under or with respect to this Agreement.

6.4 Amendments. This Agreement may be amended only by an instrument in writing executed by both parties.

6.5 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement.

6.6 Facsimile Signatures. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, will be the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmitted signatures by signing an original document.

6.7 Further Assurances. Each party agrees (a) to execute and deliver such other documents and (b) to do and perform such other acts and things, as any other party may reasonably request, to carry out the intent and accomplish the purposes of this Agreement.

6.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Oregon, without regard to conflict-of-laws principles.

6.9 Attorney Fees. With respect to any dispute relating to this Agreement, or in the event that a suit, action, arbitration, or other proceeding of any nature whatsoever is instituted to interpret or enforce the provisions of this Agreement, including, without limitation, any proceeding under the U.S. Bankruptcy Code and involving issues peculiar to federal bankruptcy law or any action, suit, arbitration, or proceeding seeking a declaration of rights or rescission, the prevailing party shall be entitled to recover from the losing party its reasonable attorney fees, paralegal fees, expert fees, and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the judge or arbitrator at trial, arbitration, or other proceeding, or on any appeal or review, in addition to all other amounts provided by law.

Exhibit A – Royalty Agreement – Page 3

6.10 Venue. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be brought against any of the parties in Multnomah County Circuit Court of the State of Oregon or, subject to applicable jurisdictional requirements, in the United States District Court for the District of Oregon, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to such venue.

6.11 Exhibits. The exhibits and schedules referenced in this Agreement are part of this Agreement as if fully set forth in this Agreement.

6.12 Severability. If any provision of this Agreement is invalid or unenforceable in any respect for any reason, the validity and enforceability of such provision in any other respect and of the remaining provisions of this Agreement will not be in any way impaired.

The parties enter into this agreement as of the date first written above.

SCHMITT INDUSTRIES, INC.

By:
Glenn Valliant		James Fitzhenry, President

Exhibit A – Royalty Agreement – Page 4

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of September 30, 2009 (the “Effective Date”), is between Glenn Valliant (the “Assignor”) and Schmitt Industries, Inc., an Oregon corporation (the “Assignee”).

RECITALS

A. The Assignee is purchasing certain assets used in the operation of the Optical Dimensions (the “Business”) from the Assignor.

B. In connection with the asset sale, the parties wish to provide for the assignment to the Assignee of the Assignor’s rights under certain contracts and the assumption by the Assignee of the Assignor’s obligations those contracts.

AGREEMENT

The parties agree as follows:

SECTION 1. ASSIGNMENT TO ASSIGNEE

The Assignor transfers and assigns to the Assignee, and its successors and assigns, all of the Assignor’s right, title, and interest in the contracts and agreements identified on the attached Schedule A (the “Contracts”) as of the Effective Date of this Agreement.

SECTION 2. ASSUMPTION BY ASSIGNEE

The Assignee accepts the assignment of the Contracts and assumes, from and after the Effective Date, all of the Assignor’s obligations pursuant to each of the Contracts, provided, however, that the Assignee does not assume and shall not be responsible for payments due or other obligations arising under the Contracts before the Effective Date. The Assignee agrees to be bound by the terms of the Contracts and to perform all obligations under the Contracts.

SECTION 3. MISCELLANEOUS PROVISIONS

3.1 Binding Effect. This Agreement will be binding on and inure to the benefit of the parties and their respective heirs, personal representatives, successors, and permitted assigns.

3.2 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned by any party without the prior written consent of the other parties, which consent will not be unreasonably withheld.

3.3 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or will be construed to confer on any person, other than the parties to this Agreement, any right, remedy, or claim under or with respect to this Agreement.

Exhibit B – Assignment and Assumption Agreement – Page 1

3.4 Amendments. This Agreement may be amended only by an instrument in writing executed by both parties.

3.5 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement.

3.6 Facsimile Signatures. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, will be the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmitted signatures by signing an original document.

3.7 Further Assurances. Each party agrees (a) to execute and deliver such other documents and (b) to do and perform such other acts and things, as any other party may reasonably request, to carry out the intent and accomplish the purposes of this Agreement.

3.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Oregon, without regard to conflict-of-laws principles.

3.9 Attorney Fees. With respect to any dispute relating to this Agreement, or in the event that a suit, action, arbitration, or other proceeding of any nature whatsoever is instituted to interpret or enforce the provisions of this Agreement, including, without limitation, any proceeding under the U.S. Bankruptcy Code and involving issues peculiar to federal bankruptcy law or any action, suit, arbitration, or proceeding seeking a declaration of rights or rescission, the prevailing party shall be entitled to recover from the losing party its reasonable attorney fees, paralegal fees, expert fees, and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the judge or arbitrator at trial, arbitration, or other proceeding, or on any appeal or review, in addition to all other amounts provided by law.

3.10 Venue. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be brought against any of the parties in Multnomah County Circuit Court of the State of Oregon or, subject to applicable jurisdictional requirements, in the United States District Court for the District of Oregon, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to such venue.

3.11 Exhibits. The exhibits and schedules referenced in this Agreement are part of this Agreement as if fully set forth in this Agreement.

3.12 Severability. If any provision of this Agreement is invalid or unenforceable in any respect for any reason, the validity and enforceability of such provision in any other respect and of the remaining provisions of this Agreement will not be in any way impaired.

Exhibit B – Assignment and Assumption Agreement – Page 2

The parties enter into this Agreement as of the date first written above.

SCHMITT INDUSTRIES, INC.

By:
Glenn Valliant		James Fitzhenry, President

Exhibit B – Assignment and Assumption Agreement – Page 3

SCHEDULE A

CONTRACTS

Contract with Advance Electronic Design, Inc. for engineering work dated January 1, 2009.

Contract with Greg Domek, Process Corporation, for services as a distributor dated October 15, 2004.

Exhibit B – Assignment and Assumption Agreement – Page 4

EXHIBIT C

BILL OF SALE

FOR VALUABLE CONSIDERATION, receipt of which is here acknowledged, Glenn Valliant (“Seller”) does hereby grant, bargain, sell, transfer, and deliver to Schmitt Industries, Inc. (“Buyer”) all of Seller’s right, title, and interest in and to the items of personal property (“Property”) listed on Schedule A attached to this bill of sale and located as set forth in it, to have and to hold unto Buyer and Buyer’s legal representatives, successors, and assigns forever.

Seller represents and warrants to Buyer that Seller is the sole owner of the Property; that the Property is free and clear of all liens, security interests, options, and encumbrances; and that Seller has good right to sell the Property.

This Bill of Sale shall be construed in accordance with the laws of the state of Oregon.

DATED: September 30, 2009.

Glenn Valliant

SCHMITT INDUSTRIES, INC.

By:
James Fitzhenry, President

Exhibit C – Bill of Sale

EXHIBIT D

CHANGE OF CONTROL AGREEMENT

September 30, 2009

Mr. Glenn Valliant

d/b/a Optical Dimensions

27472 Portola Parkway, #206-208

Foothill Ranch, CA 92610

Dear Glenn:

Pursuant to our conversation and the non-binding letter of intent (“LOI”) between you and Schmitt Industries, Inc. (the “Company”) dated August 27, 2009 regarding the acquisition by the Company of the assets of Optical Dimensions, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control may exist and that such possibility, and the uncertainty and questions that it may raise, may result in your decision not to enter into the contemplated transaction. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to address your concerns and induce you to enter into the transaction as contemplated by the Asset Purchase Agreement dated September 23, 2009 without distraction in circumstances arising from the possibility of a Change of Control of the Company.

This letter agreement (“Agreement”) sets forth the severance benefits which the Company will provide to you in the event your employment with the Company is terminated following a Change of Control, as defined herein, under the circumstances described below.

1. Term of Agreement. The term of this Agreement is September 30, 2009 until September 30, 2011; provided, however, that this Agreement shall continue in effect for a period of ninety (90) days beyond the stated term if a Change of Control, as defined in Section 3 below, occurs during such term.

2. Change of Control. For the purpose of this Agreement, Change of Control means a merger or consolidation to which Company is a party if the individuals and entities who were stockholders of Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation.

Exhibit D – Change of Control Agreement – Page 1

3. Termination Following Change of Control. If a Change of Control occurs during the term of this Agreement and your employment is terminated by the Company within sixty (60) days before or ninety (90) days after the Change of Control, you will be entitled to the benefits provided in Section 4 below unless such termination is (a) due to your death or Disability, or (b) for Cause. For the purpose of this Section 3, “Disability” means your inability to perform the duties of your position under this Agreement for a continuous period of five (5) months, with or without reasonable accommodation, because of a physical or mental impairment, as determined by the Board. For the purpose of this Section 3, “Cause” means you committed any one or more of the following: (i) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law or ethical rule relating to your employment by the Company; (ii) a felony or any act involving moral turpitude for which you were convicted or entered a plea of nolo contendere; (iii) a breach of any material provision of this Agreement or any confidentiality or other agreement between you and the Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of such breach is given to you; or (iv) a breach of your fiduciary duty to the Company.

4. Change of Control Benefits. In the event you become eligible for benefits under Section 3, you will receive the following benefits, conditioned upon your signing a release of claims in a form satisfactory to Company:

(a) If your employment is terminated as defined in Section 3 by the Company following a Change of Control as defined in Section 2 during the first year of your employment, a payment of $75,000;

(b) If your employment is terminated as defined in Section 3 by the Company following a Change of Control as defined in Section 2 during the second year of your employment, a payment of $50,000; and

(c) If your employment is terminated as defined in Section 3 by the Company following a Change of Control as defined in Section 2 during the third year of your employment, a payment of $25,000.

5. Right to Terminate. Nothing in this Agreement modifies the at will nature of your employment with the Company. Both you and the Company retain the right to terminate the employment relationship at any time.

6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, each subsidiary and their respective successors and assigns, and shall be binding upon you, your administrators, executors, legatees, and heirs. In that this Agreement is a personal service contract, you may not assign it.

7. Notices. All notices, requests and demands given to or made pursuant to this Agreement shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth in this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third business day thereafter or when it is actually received, whichever is sooner.

Exhibit D – Change of Control Agreement – Page 2

8. Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

9. Mediation. In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, the parties agree that, prior to commencing any proceeding as contemplated by Sections 10 and 11, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half ( 1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation.

10. Governing Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, which shall be the exclusive jurisdiction for any action to interpret or enforce this Agreement.

11. Attorney Fees. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its attorney fees, costs and out-of-pocket expenses at trial and on appeal.

12. Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

13. Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, agreements, statements, representations or promises with respect to its subject matter. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

Exhibit D – Change of Control Agreement – Page 3

EXECUTIVE	COMPANY

SCHMITT INDUSTRIES, INC.
Glenn Valliant
By:
James Fitzhenry, President

Exhibit D – Change of Control Agreement – Page 4

EXHIBIT E

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT, dated as of September 30, 2009, is between Schmitt Industries, Inc. (the “Company”), an Oregon corporation, and Glenn Valliant (the “Subscriber”).

AGREEMENT

1. The Subscriber hereby subscribes for 24,642 shares of common stock of the Company (the “Shares”). The Shares are being issued pursuant to an Asset Purchase Agreement between the Company and the Subscriber dated September 23, 2009 (the “Asset Purchase Agreement”).

2. The Subscriber represents and warrants to the Company that:

(a) The Subscriber is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Subscriber has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of an investment in the Company.

(b) The Subscriber has had an opportunity to ask questions and receive answers concerning the business, properties, prospects, and financial condition of the Company and to obtain any additional information that the Subscriber believes is necessary or desirable to evaluate the merits and risks of the purchase of the Shares. The Subscriber has received all information that the Subscriber believes is necessary or desirable in connection with the purchase of the Shares.

(c) The Subscriber is purchasing the Shares for investment for the Subscriber’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(d) The Subscriber is a bona fide resident of the state of California.

(e) The Subscriber owns the property it is selling to the Company pursuant to the Asset Purchase Agreement free and clear of all liens, encumbrances, options and adverse claims.

3. The Subscriber understands that the Shares have not been registered under the Securities Act in reliance on an exemption from registration. The Subscriber understands that the Shares must be held indefinitely unless the Shares subsequently are registered under the Shares Act or unless an exemption from registration is otherwise available. The Subscriber understands that the Company is not obligated to register the Shares. The Subscriber agrees that the Shares may not be offered, sold, transferred, pledged, or otherwise disposed of in the absence of an

Exhibit E – Subscription Agreement – Page 1

effective registration statement under the Securities Act and applicable state securities laws or an opinion of counsel acceptable to the Company that such registration is not required. The Subscriber understands that the certificate representing the Shares will be imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO OFFER, SALE, TRANSFER, PLEDGE, OR OTHER DISPOSITION OF THE SHARES MAY BE EFFECTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Subscriber:

Glenn Valliant

Accepted by the Company on
September 30, 2009.

SCHMITT INDUSTRIES, INC.

By:
James Fitzhenry, President

Exhibit E – Subscription Agreement – Page 2